Exhibit  23
LAW OFFICES
ROBINSON, DIAMANT & BRILL
A Professional Corporation
1888 Century Park East, Suite 1500
Century City
Los Angeles, California 90067
(310) 277-7400
Fax (310) 277-7584

June 19, 2000


BY FAX: (805) 496-3186
Ely Mandell
Digital Technologies Media Group
2660 Townsgate road
Suite 725
Westlake Village, CA 91361

RE: Digital Technologies Media Group, Inc.

Dear Ely:
Please be advised that this firm consents to your use of any documents filed with the Bankruptcy Court in the above referenced Chapter 11 case. Including but not limited to the following:

1.   Debtor's Third Amended Chapter 11 Plan;

2.   Disclosure Statement Describing Debtors Third Amended Chapter 11 Plan;

3. Order Confirming Digital Technologies Media Group, Inc., Third Amended Chapter 11 Plan of Reorganization;

4. Motion By Debtor For an Order Authorizing: (1) Obtaining of Credit Pursuant to Bankruptcy Code Sections 364 (b) and (f) Through the Issuance of Debtor Notes; and (2) The Purchase of Datanet Information Systems, Inc., and

5. Order Authorizing: (Obtaining of Credit Pursuant to Bankruptcy Code Sections 364 (b) and (f) Through the Issuance of Debtor's Notes; and (2) the Purchase of Datanet Information Systems, Inc.

Very Truly yours,


/s/ Martin J. Brill
Martin J. Brill

MJb/m